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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Clean Harbors, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2009

Corporate Headquarters
42 Longwater Drive
Norwell, Massachusetts 02061
Tel. 781-792-5000

To Our Fellow Shareholders:

        On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2009 Annual Meeting of Shareholders, to be held at 10:00 a.m., local time, on Monday, May 11, 2009 at the Company's headquarters, 42 Longwater Drive, Norwell, Massachusetts.

        Information about the Annual Meeting is presented on the following pages. In addition to the formal items of business, the meeting will include a report by members of management on Company operations. You will have an opportunity to ask questions of our management team if you attend the meeting in person.

        Your vote is important. You can be sure your shares are represented at the meeting by completing, signing, and returning your proxy form in the enclosed envelope, even if you plan to attend the meeting. Sending in your proxy will not prevent you from voting in person at the meeting should you wish to do so.

        Thank you for your continued support of Clean Harbors. We look forward to seeing those shareholders who are able to attend the Annual Meeting on May 11.

                      Sincerely,

                      Alan S. McKim
                      Chairman of the Board

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, Massachusetts 02061

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        Notice is hereby given that the 2009 Annual Meeting of Shareholders of Clean Harbors, Inc. (the "Company"), will be held at 10:00 a.m., local time, on Monday, May 11, 2009 at the Company's headquarters, 42 Longwater Drive, Norwell, Massachusetts, for the following purposes:

  1.
  To elect three (3) Class II members of the Board of Directors of the Company to serve until the 2012 Annual Meeting of Shareholders and until their respective successors are duly elected;

  2.
  To consider and act upon a proposal to approve the CEO Annual Incentive Bonus Plan; and

  3.
  To consider and act upon such other business as may properly come before the meeting and any adjournment thereof.

        Shareholders of record at the close of business on April 3, 2009 will be entitled to notice and to vote at the meeting.

        You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting in person, please date, sign and mail your proxy in the enclosed envelope to ensure that your shares will be represented at the meeting.

                      By order of the Board of Directors

                      C. Michael Malm, Secretary

April 6, 2009
Boston, Massachusetts

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2009: The Notice of Annual Meeting, Proxy Statement, Proxy Card, and 2008 Annual Report on Form 10-K, are available on our website at www.cleanharbors.com/annualmeeting.

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, MA 02061

PROXY STATEMENT

        This proxy statement and the accompanying Notice of Annual Meeting of Shareholders are being furnished to the holders of common stock, $0.1 par value ("Common Stock"), of Clean Harbors, Inc., a Massachusetts corporation (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors for use at the 2009 Annual Meeting of Shareholders and any adjournment thereof. The Annual Meeting will be held at the Company's headquarters, 42 Longwater Drive, Norwell, Massachusetts, on May 11, 2009, commencing at 10:00 a.m., local time.

PROXY SOLICITATION

        Proxies in the accompanying form properly executed and received prior to the meeting and not revoked will be voted as specified or, if no instructions are given, will be voted in favor of the proposals described below in this proxy statement. Any shareholder of record on the record date for the meeting giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (mailed to the attention of the Secretary, Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061); (ii) filing a later dated proxy (using a proxy card); or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. The cost of this solicitation shall be borne by the Company. Solicitations of proxies by telephone or in person may be made by the Company's directors, officers or other employees, but any such solicitation will be carried on during working hours and for no additional cost, other than the time expended and telephone charges in making such solicitation. This proxy statement and the accompanying proxy form are first being mailed to shareholders beginning on or about April 10, 2009.

INFORMATION AS TO VOTING SECURITIES

        On April 3, 2009, the record date for the Annual Meeting, there were 23,756,102 issued and outstanding shares of Common Stock. The presence in person or by proxy of a majority of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Each share is entitled to one vote. Only shareholders of record at the close of business on the record date will be entitled to vote at the meeting. Votes cast by proxy or in person at the meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

        At the Annual Meeting, the shareholders will vote upon the proposed election of three Class II directors and on the proposed approval of the CEO Annual Incentive Bonus Plan. Election of each of the Class II directors will require the affirmative vote of the holders of a plurality of the total shares of Common Stock cast at the meeting. Votes withheld from any nominee for election as a director will have the effect of "against" votes. Approval of the CEO Annual Incentive Bonus Plan will require the affirmative vote of the holders of a majority of the shares of Common Stock cast at the meeting. Abstentions on such election and the proposed approval of the CEO Annual Incentive Bonus Plan, and any broker "non-votes," will be counted as present or represented for purposes of determining the presence of a quorum for the meeting, but will not be taken into account in the voting. Broker "non-votes" occur when a broker holding shares in "street name" votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner of such shares. Usually, this would occur when brokers holding stock in "street name" have not received any instructions from clients, in which case the brokers (as holders of record) are generally permitted by the rules of the New York Stock Exchange to vote on "discretionary" matters. The election of directors and approval of the CEO Annual Incentive Bonus Plan are "discretionary" matters, and brokers are therefore generally able to vote shares held in "street name" on such matters without receiving instructions from the beneficial holders of such shares.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Position
Alan S. McKim	54	Chairman of the Board of Directors, President and Chief Executive Officer
Eugene Banucci	65	Director
John D. Barr	61	Director
John P. DeVillars	60	Director
John F. Kaslow	76	Director
Daniel J. McCarthy	76	Lead Director
John T. Preston	59	Director
Andrea Robertson	51	Director
Thomas J. Shields	62	Director
Lorne R. Waxlax	75	Director
John R. Beals	54	Vice President, Corporate Controller and Principal Accounting Officer
Jerry E. Correll	59	Senior Vice President of Sales – Line of Business*
George L. Curtis	50	Senior Vice President – Pricing and Proposals*
Deirdre J. Evens	45	Executive Vice President – Corporate Sales and Business Development*
Janet B. Frick	48	Vice President and Treasurer
Simon R. Gerlin	51	Senior Vice President – Finance*
Eric W. Gerstenberg	40	Executive Vice President – Disposal Services*
Michael R. McDonald	43	Senior Vice President and General Counsel*
William F. O'Connor	59	Senior Vice President – Risk Management*
David M. Parry	43	Executive Vice President – Sales and Services*
Phillip G. Retallick	56	Senior Vice President – Compliance and Regulatory Affairs*
James M. Rutledge	56	Executive Vice President and Chief Financial Officer
Michael J. Twohig	46	Senior Vice President and Chief Information Officer*
Brian P. Weber	41	Senior Vice President – Transportation*

*
Officer of Clean Harbors Environmental Services, Inc., a wholly-owned subsidiary of the parent holding company, Clean Harbors, Inc.

        Alan S. McKim founded the Company in 1980 and is Chairman of the Board of Directors, President and Chief Executive Officer. He serves as a director of most of the Company's subsidiaries. Mr. McKim holds an MBA from Northeastern University. He has been a director of the Company since its formation. His current term as a Class I director expires in 2011, but (as described later in this proxy statement under "Election of Directors") the Board of Directors has nominated Mr. McKim to stand for election as a Class II director at the annual meeting. If Mr. McKim is elected as a Class II director at the annual meeting, he will no longer serve as a Class I director and, in his capacity as a Class II director, his term will be extended from 2011 to 2012.

        Eugene Banucci is the Chairman and Founder of ATMI, Inc., a public company that is a supplier of specialty materials to the worldwide semiconductor industry. Dr. Banucci served as Chairman and Chief Executive Officer of ATMI, Inc. from its founding in 1986 until the beginning of 2005. He is also a director of Zygo Corporation, a public company that supplies metrology equipment primarily to the semiconductor and flat panel display industries. Dr. Banucci holds a BA from Beloit College and a Ph.D. in chemistry from Wayne State University. His current term as a Class 1 director expires in 2011.

        John D. Barr is the Vice Chairman and Chief Executive Officer of Papa Murphy's International, Inc., a privately-owned company which is the largest take-and-bake pizza chain in the United States. From 1999 to 2004, he served as President and Chief Executive Officer of Automotive Performance Industries, a privately-owned company providing a variety of logistical services to the major automotive manufacturers. From 1995 to 1999, he served as President and Chief Operating Officer and a Director of Quaker State Corporation, where he was involved in a number of acquisitions and divestitures prior to the acquisition of Quaker State Corporation by Pennzoil Company in 1999. From 1970 to 1995, Mr. Barr served in various capacities with the Valvoline Company, a subsidiary of Ashland, Inc., which culminated in an eight-year tenure as President and Chief Executive Officer. He also serves as a director of Penske Automotive Group, Inc. and UST, Inc. Mr. Barr received a Certificate of Director Education from the Corporate Directors Institute of the National Association of Corporate Directors in September 2007. He has served as a director of the Company since August 2003. His current term as a Class II director expires in this year, and he has decided not to stand for re-election because of his other business commitments.

        John P. DeVillars is the Managing Partner of BlueWave Strategies, LLC and BlueWave Capital, LLC, privately-owned strategic advisory and merchant banking enterprises providing consulting and financial advisory services to environmental and renewable energy companies. Mr. DeVillars is currently a director of Converted Organics, Inc. From 2000 to 2003, Mr. DeVillars served as Executive Vice President of Brownfields Recovery Corporation, a privately-owned company engaged in remediating, financing, and redeveloping environmentally impacted properties. From 1994 through 2000, Mr. DeVillars served as the New England Administrator for the U.S. Environmental Protection Agency. From 1991 to 1994, he was a Director of Environmental Advisory Services with Coopers & Lybrand, and from 1988 to 1991, he served as Secretary of Environmental Affairs for the Commonwealth of Massachusetts and Chairman of the Board of the Massachusetts Water Resources Authority. Mr. DeVillars holds a Masters in Public Administration from Harvard University and a Bachelor of Arts from the University of Pennsylvania and is a Visiting Lecturer in Environmental Policy at the Massachusetts Institute of Technology. He has served as a director of the Company since 2001. His current term as a Class III director expires in 2010.

        John F. Kaslow is the retired Executive Vice President and Chief Operating Officer of New England Electric System ("NEES"). He also served as President of the NEES subsidiary, New England Power Company, and was a director of both companies. Following his retirement from NEES in 1990, he served as an Executive Advisor to the Electric Power Research Institute until 1998 and as an electric industry consultant. Mr. Kaslow has also served as a Director of the Doble Engineering Company, the New England Council and Merrimack College. Mr. Kaslow holds a BS from the University of Massachusetts – Lowell, and is a graduate of the Advanced Management Program of the Harvard Business School. He has served as a Director of the Company from 1991 to 2005 and returned to its Board in February of 2007. His current term as a Class I director expires in 2011.

        Daniel J. McCarthy has been a Professor of Strategic Management at Northeastern University since 1972, prior to which he was President of Computer Environments Corporation, a publicly-owned computer services company. In the past, he served on five boards, most recently at Tufts Associated Health Maintenance Organization, as a member of its Audit Committee and as Chairman of its Investment Committee. Mr. McCarthy has also served as director and member of the Audit and Compensation Committees of MANAGEDCOMP, Inc., a privately-owned company. Mr. McCarthy holds a BA and an MBA from Dartmouth College and a DBA from Harvard Business School. He has served as a director of the Company since 1987. He was elected in 2005 by the Board as Lead Director, an independent director who presides in executive sessions of the Board and serves as the shareholder contact person for the Board. His current term as a Class III director expires in 2010.

        John T. Preston is Managing Partner of C Change Investments ("C Change") and President and Chief Executive Officer of Continuum Energy Technologies LLC, a privately-owned company that co-founded C Change. Mr. Preston is also a director of Alseres Pharmaceuticals, Inc., as well as several private company boards. From 1992 through 1995, he served as Director of Technology Development at the Massachusetts Institute of Technology ("MIT"). From 1986 to 1992 he was Director of the MIT Technology Licensing Office where he was responsible for the commercialization of intellectual property developed at MIT. Some of Mr. Preston's prior appointments include director or advisory positions for the Governor of Massachusetts, the U.S. Department of Defense, The National Aeronautics and Space Administration and the Technology Board of Singapore. He holds an MBA from Northwestern University and a BS in Physics from the University of Wisconsin. He has served as a director of the Company since 1995. His current term as a Class II director expires this year, and he is standing for re-election for a three-year term.

        Andrea Robertson is the Group Executive, Corporate Treasurer of MasterCard Worldwide. From 1996 to 2003, she held financial management positions with RR Donnelley & Sons Company, and from 1984 to 1996 with International Business Machines Corporation. From 1979 to 1982, she was an auditor with Coopers & Lybrand. She holds a BS in Accounting from Merrimack College and an MBA in Finance/Management Information Systems from the University of Chicago. She is a certified public accountant. She has served as a director of the Company since June 2004. Her current term as a Class III director expires in 2010.

        Thomas J. Shields is Managing Director of Shields & Company, Inc., a privately-owned investment-banking firm that he co-founded in 1991. He is currently a director of B.J.'s Wholesale Club, Inc. Mr. Shields is a graduate of Harvard College and Harvard Business School. He has served as a director of the Company since 1999. His current term as a Class I director expires in 2011.

        Lorne R. Waxlax served as Executive Vice President of The Gillette Company from 1985 to 1993, with worldwide responsibility for Braun AG, Oral-B Laboratories and Jafra Cosmetics International. Mr. Waxlax holds a BBA degree from the University of Minnesota and an MBA from Northwestern University. He has served as a director of the Company since 1994. His current term as a Class II director expires this year, and he is standing for re-election for a three-year term.

        John R. Beals is Vice President, Corporate Controller and Principal Accounting Officer. Mr. Beals joined the Company in August 2006. Mr. Beals was previously Vice President and Corporate Controller at 3Com Corporation from October 2005 to August 2006. Prior to August 2006, he held positions of increasing responsibility for 19 years at The First Years Inc., a publicly-held developer and marketer of juvenile products, including Treasurer, Controller and Chief Financial Officer, Senior Vice President-Finance. He began his career with Deloitte & Touche and was promoted to the level of audit manager with the firm. Mr. Beals a certified public accountant, holds a BA in Accounting from the University of Massachusetts.

        Jerry E. Correll is Senior Vice President of Sales – Line of Business. Mr. Correll joined the Company in 2002, and he has served in a variety of prior management positions including most recently Senior Vice President and General Manager – South Division. From 1986 to 2002 Mr. Correll held a variety of sales and operations management positions with Safety-Kleen Corp. including Regional Vice President – Central U.S. Operations, Vice President of Corporate Accounts and Senior Vice President of Sales. Mr. Correll holds a BS in Business Administration from the University of Tennessee and a JD from the Nashville School of Law.

        George L. Curtis is Senior Vice President – Pricing and Proposals. Mr. Curtis joined the Company in 1980, and has served in a variety of management positions the most recent of which were Vice President of Marketing and Vice President of Business Development. Mr. Curtis holds an MBA from Northeastern University and a BA in Biology from Columbia University.

        Deirdre J. Evens is Executive Vice President – Corporate Sales and Business Development. Ms. Evens joined the Company in June 2007. From 2006 to 2007, she served as Senior Vice President of Member Insight at BJ's Wholesale Club, a Fortune 300 retailer and the leading warehouse chain in the eastern United States. From 1986 to 2006, she worked at Polaroid Corporation, a leading global provider of instant photography, digital imaging, and consumer electronics products. At Polaroid, she held a variety of leadership positions including Senior Vice President of Global Marketing and Strategy, Vice President and General Manager for Polaroid's Imaging Business, and Director of Manufacturing Operations. Ms. Evens holds a BS in Engineering from Cornell University.

        Janet B. Frick is Vice President and Treasurer. Ms. Frick joined the Company in November 2007. From 1998 to 2007, she served as Assistant Treasurer at Millipore Corporation, a global life science company. From 1987 to 1998 she worked at the former Digital Equipment Corporation, a global computer corporation providing systems, software, networks and services, where she held positions of increasing financial management responsibility in areas such as manufacturing, financial planning and analysis, business unit finance and international treasury. Ms. Frick holds a BA in English from Bates College and an MBA from Babson College.

        Simon R. Gerlin is Senior Vice President – Finance. Mr. Gerlin joined the Company in July 2008. He previously worked at PricewaterhouseCoopers LLP, an independent registered public accounting firm, for 17 years where he held positions of increasing responsibility, culminating in his appointment as an Audit Partner in 1999. He holds a BA from Middlebury College and an MBA from Harvard University.

        Eric W. Gerstenberg is Executive Vice President – Disposal Services. Mr. Gerstenberg rejoined the Company in June 1999 as Vice President of Disposal Services of Clean Harbors Environmental Services, Inc. From 1997 to 1999, Mr. Gerstenberg was the Vice President of Operations for Pollution Control Industries, a privately-owned environmental services company. From 1989 to 1997, Mr. Gerstenberg held a variety of positions with the Company including General Manager of the Natick, Baltimore and Chicago facilities. Mr. Gerstenberg holds a BS in Engineering from Syracuse University.

        Michael R. McDonald is Senior Vice President and General Counsel. He joined the Company in 2000 as Vice President and Chief Contracts Counsel. He was appointed as Senior Vice President and General Counsel in January 2009. Prior to joining the Company, Mr. McDonald served as General Counsel for the State of Massachusetts' Metropolitan District Commission and was a Special Assistant Attorney General. Mr. McDonald holds a BA from Suffolk University and a JD from Suffolk University Law School.

        William F. O'Connor has served as Senior Vice President – Risk Management, after rejoining the Company in December 2002. Previously, Mr. O'Connor was Vice President of William Gallagher and Associates, an insurance broker that he joined in April of 2000. From 1989 to 2000, Mr. O'Connor held a variety of roles at the Company, the last being as Vice President of Human Resources and Risk Management.

        David M. Parry is Executive Vice President – Sales and Services. Mr. Parry joined the Company in 1988 and he has served in a variety of management positions including Senior Vice President of Eastern Operations. He has also previously held the positions of Regional Vice President, Northeast Region, District Sales Manager, Regional Manager of CleanPack® and T&D Services, Plant Manager and CleanPack Chemist. Mr. Parry holds a BS in Engineering from the Massachusetts Maritime Academy.

        Phillip G. Retallick is Senior Vice President – Compliance and Regulatory Affairs. Mr. Retallick joined the Company in September 2002 in connection with the Company's acquisition of substantially all of the assets of the Chemical Services Division of Safety-Kleen Corp. Prior to that acquisition, he served as a senior compliance officer for Safety-Kleen Services, Inc. and its predecessors, Rollins Environmental Services Company and Laidlaw Environmental Services Company. From 1975 to 1992, he held positions with the United States Environmental Protection Agency and the Delaware Department of Natural

Resources and Environmental Control. He holds a BS in Geosciences from the Pennsylvania State University and has also received a Graduate Certificate in Environmental Management from the University of Southern California.

        James M. Rutledge is Executive Vice President and Chief Financial Officer. Mr. Rutledge joined the Company in August 2005. From 2002 to 2005, he was the Chief Financial Officer of Rogers Corporation, a publicly-held producer of highly engineered specialty materials sold in a broad range of technology markets. From 2000 to 2001, he was the Chief Financial Officer of Baldwin Technology Company, Inc., a publicly-held manufacturer of controls, accessories and handling equipment for the printing industry. From 1999 to 2000, he was Vice President of Finance and Tax of Rayonier Inc., a publicly-held manufacturer of pulp, timber and wood products. From 1979 to 1999, he held a variety of positions, including Vice President and Treasurer, with Witco Corporation, a publicly-held manufacturer of specialty chemicals. From 1976 to 1979, he was a certified public accountant with Price Waterhouse & Co. He holds a BA from Assumption College and an MBA from Rutgers University.

        Michael J. Twohig is Senior Vice President and Chief Information Officer. Mr. Twohig joined the Company in 1999 and has served in a variety of management positions, the most recent of which was Vice President of Strategic Initiatives. From 1996 to 1999 he served as Vice President of Business Operations for Internet Commerce Expo, an International Data Group company. Prior to that he was the Controller for Tocco Corporation, a Building Systems company. Mr. Twohig holds an MBA from Rivier College and a BS in Accounting from Boston College.

        Brian P. Weber is Senior Vice President – Transportation. Mr. Weber joined the Company in 1990. He has served in a variety of management positions with the Company including, prior to his current position, Senior Vice President of Central Services, and Vice President, Technical Services. Mr. Weber holds a BS in Business Management from Westfield State College.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The table below describes the "beneficial ownership" of the Company's Common Stock as of March 1, 2009, by (i) each of the Company's directors, principal executive officer, principal financial officer and the three other current executive officers who were the most highly compensated during the most recently completed fiscal year, and (ii) all of the Company's current directors and executive officers as a group. The Securities and Exchange Commission's Rule 13d-3 under the Securities Exchange Act of 1934 defines "beneficial ownership" to mean the right to vote or exercise investment power, or to share in the right to vote or exercise investment power, with respect to the specified securities, whether or not the specified person has any economic interest in the specified securities. The named owner has sole voting and investment power with respect to the specified shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Alan S. McKim	2,810,191	11.8%
Eugene Banucci	6,433	*
John D. Barr	5,900	*
John P. DeVillars	13,900	*
John F. Kaslow	6,100	*
Daniel J. McCarthy	16,400	*
John T. Preston	9,900	*
Andrea Robertson	7,900	*
Thomas J. Shields	15,400	*
Lorne R. Waxlax	92,000	*
Phillip G. Retallick	2,817	*
Eric W. Gerstenberg	6,113	*
David M. Parry	15,191	*
James M. Rutledge	19,735	*
All current directors and executive officers as a group (24 persons)	3,113,729	13.1%

*
Less than 1%

(1)
Beneficial ownership has been determined in accordance with Securities and Exchange Commission regulations and includes in the numerator and denominator used for the calculation of certain of the percents of total outstanding, as appropriate, the following number of shares of the Company's Common Stock which may be acquired under stock options which are exercisable within 60 days of March 1, 2009: Mr. Banucci (5,833 shares), Mr. DeVillars (10,000 shares), Mr. Kaslow (4,500 shares), Mr. McCarthy (4,000 shares), Mr. Preston (6,000 shares), Ms. Robertson (4,000 shares), Mr. Shields (8,000 shares), Mr. Waxlax (2,000 shares), Mr. Parry (8,500 shares), and all current directors and executive officers as a group (97,833 shares).

        To the Company's knowledge, Alan S. McKim, the Company's founder and Chief Executive Officer, was the only person or entity who, as of March 1, 2009, "beneficially owned" (as that term is defined above) 5% or more of the total of 23,748,717 shares of Common Stock then outstanding. Mr. McKim's ownership is described in the following table. Mr. McKim has sole voting and investment power with respect to the specified shares.

Name and Address	Number of Shares	Percent and Class of Stock
Alan S. McKim Clean Harbors, Inc. 42 Longwater Drive Norwell, MA 02061	2,810,191	11.8% Common Stock

 ELECTION OF DIRECTORS
(Item 1 on Proxy Form)

        The Board of Directors is the ultimate decision making body of the Company except with respect to those matters reserved by law or the By-Laws of the Company to the shareholders. The Board is responsible for selection of the Chief Executive Officer and for advising the Chief Executive Officer with respect to the selection of a management team, providing oversight responsibility and direction to management and evaluating the performance of management on behalf of the shareholders. As more fully described below, the Board has determined that, except for Alan S. McKim, the Company's Chief Executive Officer, all of the members of the Board are "independent" directors as defined by the rules of the New York Stock Exchange.

        During 2008, the Board held six meetings, of which two were held by conference call or unanimous written consent. All directors attended at least 75% of each of the meetings of the Board and the committees on which they served. All members of the Board also attended the 2008 annual meeting of shareholders.

        The Board of Directors of the Company is currently composed of ten directors classified into three classes. There are now four Class I directors, three Class II directors, and three Class III directors. One class of directors is elected each year for a term of three years. The term of the current Class II directors, John D. Barr, John T. Preston, and Lorne R. Waxlax, will expire at the 2009 Annual Meeting. The Board of Directors has nominated Messrs. Preston and Waxlax to stand for re-election as Class II directors, but Mr. Barr has advised the Board that he does not wish to stand for re-election because of his other business commitments.

        In order that there will be the same number of directors in each of the three classes upon completion of the annual meeting, the Board has fixed the number of Class II directors to be elected at the Annual Meeting at three and has nominated Alan S. McKim, who was elected as a Class I director at the 2008 annual meeting, to stand for election as one of the Class II directors. If all three nominees (Alan S. McKim, John T. Preston and Lorne R. Waxlax) are elected as Class II directors at the annual meeting, Mr. McKim's term as a director will be extended from 2011 to 2012, and the board will consist of a total of nine directors divided into three classes. These will be three of the current Class I directors (Eugene Banucci, John F. Kaslow and Thomas J. Shields), whose terms will expire in 2011, three Class II directors (Alan S. McKim, John T. Preston and Lorne R. Waxlax), whose terms will expire in 2012, and three Class III directors (John P. DeVillars, Daniel J. McCarthy and Andrea Robertson), whose terms will expire in 2010.

        Election of each of the Class II directors will require the affirmative vote of the holders of a plurality of the total shares of Common Stock represented at the Annual Meeting. Unless otherwise specified therein, shares represented by the enclosed proxy will be voted to elect Messrs. McKim, Preston and Waxlax as Class II directors of the Company for a three-year term, until the 2012 Annual Meeting of Shareholders and until their respective successors shall be duly elected. In the event that any of the nominees is unable to stand for election (which event is not now contemplated), the holders of the enclosed proxy will vote for the election of a nominee or nominees acceptable to the remaining members of the Company's Board of Directors. The Board of Directors recommends that shareholders vote "FOR" the election of Messrs. McKim, Preston and Waxlax as Class II directors.

Corporate Governance, Committee Charters and Code of Ethics

        The Company's Board of Directors has adopted Corporate Governance Guidelines, charters of each of the Board's committees as described below, and a Code of Ethics which sets forth standards of ethical professional conduct for the officers, directors and employees of the Company and its subsidiaries. Each of those documents is posted on the Company's website at www.cleanharbors.com under "Investors – Corporate Governance." A copy may also be obtained without cost by writing to

Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office. In the event that any waiver of the Code of Ethics was approved by the Audit Committee or the full Board of Directors, such wavier would also be posted on the corporate website.

Director Independence

        The Corporate Governance Guidelines adopted by the Board of Directors require that at least a majority of the Board of Directors be "independent" as defined by the rules of the New York Stock Exchange (NYSE) on which the Company's common stock is listed. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director does not, except as a director or shareholder, have a direct or indirect material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making that determination, the Board must consider all relevant facts and circumstances. In particular (but without limitation as to the potential reasons for which a director might not be determined to be independent), a director is not independent if:

  •
  The director is, or has been within the last three years, an employee of the Company or if the director has an immediate family member who is, or has been within the last three years, an executive officer of the Company.

  •
  The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

  •
  (A) The director or the director's immediate family member is a current partner of the Company's internal or external auditor; (B) the director is a current employee of the Company's external auditing firm; (C) the director has an immediate family member who is a current employee of the Company's external auditing firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or the director's immediate family member was within the last three years (but is no longer) a partner or employee of the Company's external auditing firm and personally worked on the Company's audit within that time.

  •
  The director or the director's immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers serve or served at the same time on that other company's compensation committee.

  •
  The director is a current employee, or the director's immediate family member is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

        The Board also has established the following categorical standards to assist it in determining director independence in accordance with the NYSE rules:

  •
  Stock Ownership.  Ownership of stock in the Company by a director or a director's immediate family is not considered a relationship which would adversely impact a director's independence

  •
  Commercial Relationships.  The following commercial relationships are not considered material relationships that would impair a director's independence: (i) if a director of the Company is an executive officer or an employee of, or an immediate family member of a director is an executive officer of, another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of such other company, and (ii) if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company's indebtedness to the other is less than 2% of the total consolidated assets of the company for which he or she serves as an executive officer.

  •
  Charitable Relationships.  The following charitable relationship will not be considered a material relationship that would impair a director's independence: if a director, or an immediate family member of the director, serves as an executive officer, director or trustee of a charitable organization, and the Company's discretionary charitable contributions (if any) to that charitable organization in any single fiscal year are less than 1% (or $500,000,whichever is less) of that charitable organization's annual consolidated gross revenues.

  •
  Personal Relationships.  The following personal relationship will not be considered to be a material relationship that would impair a director's independence: if a director, or immediate family member of the director, receives from, or provides to, the Company products or services in the ordinary course and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

        For relationships not qualifying within the foregoing guidelines, the determination of whether the relationship is material, and therefore whether the director is independent, shall be made by the directors who satisfy the foregoing independence guidelines. For purposes of these guidelines, "immediate family member" has the meaning defined in the NYSE rules. The Board monitors its compliance with the NYSE requirements for director independence on an ongoing basis.

        In accordance with current NYSE rules and the Board's own categorical standards of independence, the Board of Directors has determined that the following non-employee directors are "independent" and have no direct or indirect material relationship with the Company, except as a director and shareholder: Eugene Banucci, John D. Barr, John P. DeVillars, John F. Kaslow, Daniel J. McCarthy, John T. Preston, Andreas Robertson, Thomas J. Shields and Lorne R. Waxlax. Accordingly, the Board has determined that nine out of the total of 10 current members of the Board are independent. The Board determined that, to the extent (if any) the Company has had during the past three years any commercial relationships with any of the entities with which any of the independent directors are affiliated, those relationships fall below the categorical standards for commercial relationships, were established in the ordinary course of business on an arms-length basis, and are not material to the Company, those individuals or those organizations. The Board has also determined that Alan S. McKim, the Company's President and CEO, is not independent because he is an employee of the Company.

Board Committees

        The Board has established three committees, the Audit Committee, Compensation Committee and Corporate Governance Committee. The Board has determined that each of the committees of the Board consists solely of non-employee "independent directors" as defined by the rules of the New York Stock Exchange which are applicable to membership on such committees, and that each member of each committee is free of any relationship that would interfere with his or her ability to exercise independent judgment. In addition, there are no interlocks between the members of the Compensation Committee and the compensation committee of any other entity. Based upon their training and experience as described above under "Directors and Executive Officers of the Company," the Board has also determined that each of Andrea Robertson and Thomas J. Shields, who are two of the members of the Audit Committee, qualifies as an "audit committee financial expert" as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934. All members of the three committees are appointed by the Board, and each committee operates under a charter approved by the Board. As described above, those charters are available on the Company's website at www.cleanharbors.com under "Investors – Corporate Governance." Copies may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.

  Audit Committee

        During 2008, Thomas Shields, Chairman, Eugene Banucci, John Kaslow, and Andrea Robertson served on the Audit Committee. The primary functions of the Audit Committee are to select the Company's independent registered public accounting firm, to review the scope of and approach to audit work, and to meet with and review the activities of the Company's internal accountants and the Company's independent registered public accounting firm. During 2008 there were six meetings of the Audit Committee, of which two were held by conference call.

  Compensation Committee

        During 2008, Daniel McCarthy, Chairman, John Barr, John DeVillars and Lorne Waxlax served on the Compensation Committee. The primary responsibilities of the Compensation Committee are the recommendation of a compensation package for the Chief Executive Officer to the full Board of Directors, review and approval of other senior executive officer compensation, review and approval of corporate management compensation policies, management of the Company's management incentive bonus, equity incentive and employee stock purchase plans, and oversight of the Trustees of the Company's 401(k) Plan. The Committee also works with the Chief Executive Officer in developing annual goals for the Chief Executive Officer and his senior executive staff and evaluates their success in achieving those goals at the end of each year. The Compensation Committee held four meetings during 2008, of which one was held by telephone conference call.

        As described in this proxy statement under "CEO Annual Incentive Bonus Plan," the Compensation Committee and the full Board of Directors adopted on March 9, 2009, subject to shareholder approval, a CEO Annual Incentive Plan. If such Plan is approved by the shareholders at the annual meeting, the Compensation Committee will have for each of the five years commencing with 2009 discretion (without additional action by the full Board) to set the performance criteria and the respective amounts (up to an aggregate maximum of $2,000,000 for any year) of the annual bonus (if any) payable to the Company's Chief Executive Officer based upon achievement of such criteria at either a threshold, target or maximum level.

  Corporate Governance Committee

        During 2008, Lorne Waxlax, Chairman, Daniel McCarthy, Thomas Shields and John Preston served on the Corporate Governance Committee. The primary responsibilities of the Corporate Governance Committee are to serve as a nominating committee for directors and board officers, recommend committee structures, review director compensation, monitor the Company's social responsibility programs and assist the Board in reviewing the performance of the Board and the Chief Executive Officer. The Committee held four meetings during 2008, of which one was held by conference call.

        The Corporate Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board takes into account many factors which include, in addition to high personal and professional ethics, integrity and values, particular industry or geographic experience, understanding of the business of the Company, particular disciplines such as finance, marketing, sales and management, and personal, educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending directors who provide a diversity of experiences and will best perpetuate the success of the business and exercise sound judgment in representing the interests of shareholders. In determining whether to recommend a director for re-election, the Committee also considers the director's past attendance at meetings and contributions to the activities of the Board. In the past, nominees for the Board have been submitted by members of the Board. However, the Corporate Governance Committee will also consider shareholder recommendations for Board candidates. For the 2010 annual meeting of shareholders, names of potential Board candidates should be received no later than January 15, 2010. The Committee will use the same evaluation method described above in assessing any candidates recommended by shareholders. The name of any recommended candidate for director, together with a brief biography, a document indicating the candidate's willingness to serve, and evidence of the nominating person's ownership of Company stock, should be sent to the Chairman, Corporate Governance Committee, at the address of the Company.

  Communications to the Independent Directors

        Shareholders and other interested parties may communicate with the Board of Directors by mail or electronically. To communicate with independent members of our Board, correspondence should be addressed to Daniel J. McCarthy, Lead Director, c/o William J. Geary, Corporate Counsel for Public Affairs, Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 020161-9149, or gearyb@cleanharbors.com. All correspondence received as such will be opened by the office of the Corporate Counsel for Public Affairs for the sole purpose of determining whether the contents represent a message to the independent directors. Any communication that is not in the nature of advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the Lead Director for distribution to the other independent members of the Board.

 COMPENSATION DISCUSSION AND ANALYSIS

  Introduction

        Clean Harbors had a very successful 2008, and some of the key accomplishments which relate to performance-based compensation were as follows:

  •
  Revenue increased by 8.8% to $1.03 billion, compared with $946.9 million for 2007.

  •
  Earnings before interest, taxes, depreciation and amortization ("EBITDA") increased by 22.4% to $163.2 million, compared with $133.3 million for 2007. EBITDA is defined in accordance with our outstanding credit agreements and is the same as "Adjusted EBITDA" as reported (and reconciled to our net income and net cash provided by operating activities) in our Annual Report on Form 10-K for the year-ended December 31, 2008.

        This Compensation Discussion and Analysis is intended to provide context for the decisions underlying the compensation reported in the Summary Compensation Table included below in this proxy statement for the Company's Chief Executive Officer, Chief Financial Officer and the three other executive officers who had the highest total compensation for 2008 as set forth in the such Table (these five executive officers being referred to as the "Named Executive Officers"). This Compensation Discussion and Analysis will discuss corporate and individual performance targets and goals for senior executive officers, including the Named Executive Officers. These targets and goals are disclosed in the limited context of our executive compensation program. You should not interpret them as statements of our expectations or as any form of guidance by us. We caution you not to apply the statements or disclosures we make in the Compensation Discussion and Analysis in any other context.

  Role of the Compensation Committee

        The Compensation Committee of the Board of Directors (the "Committee") currently consists of four independent directors. The Committee's major responsibilities include the recommendation to the full Board of a compensation package for the Chief Executive Officer, review and approval of other senior executive officer compensation, review and approval of corporate management compensation policies, management of the Company's management incentive bonus, equity incentive and employee stock purchase plans, and oversight of the Trustees of the Company's 401(k) Plan.

        The Committee has delegated to Alan S. McKim, our Chief Executive Officer, authority to issue to new hires non-qualified stock options for up to 5,000 shares and restricted stock awards for up to 1,500 shares. All other awards are granted by the Committee. The Chief Executive Officer works with the Committee in proposing modifications to compensation plans for senior management, determining executive compensation for members of senior management other than the Chief Executive Officer, developing for the Committee and the Board's approval the Chief Executive Officer's goals for each year, and reviewing the goals and achievements of the officers who report directly to him.

        As described in greater detail below under "Chief Executive Officer Compensation," the Compensation Committee has recommended to the full Board the compensation package for the Chief Executive Officer, which included for 2006 and 2007, in addition to base salary, an annual bonus based on the Company's attainment of specific goals and objectives approved by the Committee and the full Board of Directors at the beginning of each such year. The Compensation Committee established similar goals and objectives at the beginning of 2008 and, except for one goal relating to the time of payment for outstanding billings, Mr. McKim exceeded all of such goals for 2008. The Committee therefore recommended to the full Board a bonus for Mr. McKim of $850,000 for 2008. However, after reflecting upon the 2009 economic outlook for the economy and the Company's need to limit executive compensation, Mr. McKim declined to accept any bonus for 2008.

        As described in this proxy statement under "CEO Annual Incentive Bonus Plan," the Compensation Committee and the full Board of Directors adopted on March 9, 2009, a CEO Annual Incentive Plan which, if such Plan is approved by the shareholders at the annual meeting, will be in effect for each of the five years commencing with 2009. Under such Plan, the Committee will have for each of those five years discretion (without additional action by the full Board) to set the performance criteria and the respective amounts (up to an aggregate maximum of $2,000,000 for any year) of the annual bonus (if any) payable to the Company's Chief Executive Officer based upon achievement of such criteria at either a threshold, target or maximum level.

  Compensation Philosophy and Objectives

        Our fundamental philosophy regarding executive compensation is to (i) offer competitive compensation opportunities in order to attract and retain a talented and motivated work force and (ii) align individual compensation with the goals, values and priorities of the Company and the interests of its shareholders by making a considerable portion of total compensation performance-based. Compensation for executive officers currently consists of three basic elements: base compensation and benefits, performance-based bonuses, and awards of long-term equity incentives through performance-based restricted stock awards. For 2008 the total potential for performance based compensation for the Named Executive Officers and other senior executive officers was designed to constitute more than fifty percent of the executive's total compensation.

  Base Compensation

        We commissioned a study of overall compensation for our executive officers and directors in 2005, after which we determined that base compensation for most named executive officers appeared to be in the median range for comparable companies. The consultant for the compensation study developed a list of 37 companies with revenues spanning from $250 million to $2.5 billion, engaged in environmental services, waste handling, technological services or medium technology processing businesses. The list of peer group companies selected by our consultant is described below.

AMERION	LONE STAR TECHNOLOGIES INC.	SHULMAN A INC.
BARNES GROUP INC.	MACDERMID	SPARTA INC.
BELDEN CDT INC.	MGE ENERGY INC.	STERICYCLE INC.
CALGON CARBON CORPORATION	MINERALS TECHNOLOGIES INC.	SUPERIOR IND INTERNAITONAL INC.
CASELLA WASTE SYSTEMS INC.	MSC INDUSTRIAL DIRECT CO INC.	SYNAGRO TECHNOLOGIES INC.
CH2M HILL COMPANIES LTD.	MYERS INDUSTRIES INC.	TELEDYNE TECHNOLOGIES INC.
CHEMED CORP.	NORDSON CORP.	TETRA TECH INC.
CLARCOR INC.	PARK OHIO HOLDINGS CORP.	TRC COMPANIES INC.
DURATEK INC.	PAYCHEX INC.	TREDEGAR CORP.
FEDERAL SIGNAL CORP.	PBSJ CORP.	WASTE CONNECTIONS INC.
G&K SERVICES	PRG SCHULTZ INTERNATIONAL INC.	WASTE INDUSTRIES USA INC.
IESI CORP.	REGAL BELOIT CORP.
IONICS INC.	REPUBLIC SERVICES INC.

        Because of the unique nature of our business and the high degree of governmental regulation, it was difficult to identify truly comparable companies. However, the information provided to the Committee by the consultant was helpful in determining an appropriate range of compensation for our executive officers. The Committee will continue to work in the future on developing an appropriate peer group from which to draw comparative compensation information.

  Benefits

        Named Executive Officers and other senior executive officers receive the same benefits as other employees of the Company. These benefits consist of medical and dental coverage, paid 75% by the Company and 25% by the employee; life insurance equal to two times base salary with a cap of $250,000 (x2 for accidental death); long and short term disability insurance; and participation in our 401(k) and employee stock purchase plans.

  Performance-Based Compensation

        For the Named Executive Officers and other senior managers, other than the Chief Executive Officer, the Compensation Committee approved a management incentive bonus program ("MIP") for 2008 similar to that which the Committee had used for 2007. Such MIP consisted of performance goals and potential payments for 2008 as described in the following paragraph, which the Committee approved in accordance with its authority under its charter to grant cash bonuses to management and other employees.

        The 2008 MIP approved by the Committee covered 192 management positions, including all Named Executive Officers other than the Chief Executive Officer. Participants were eligible to earn a cash bonus (payable in the first quarter of 2009) equal to 10-80% of base compensation (depending on their level of management responsibility) if the Company achieved or exceeded certain targets based on the level of the Company's consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA"). The threshold EBITDA target to be achieved in 2008, in order for a participant to receive a minimum of 25% of the maximum potential bonus, was $136 million. A median bonus of 50% of the maximum potential bonus would be earned if the Company achieved $151 million of EBITDA, and a participant would receive his or her maximum potential bonus if the Company achieved its maximum EBITDA target of $165 million. The Committee reserved the right to adjust target levels in order to consider extraordinary events such as a major acquisition or change in accounting rules which would affect the calculation of EBITDA. If the Company failed to meet its maximum EBITDA target, certain participants might still earn a bonus of up to 10-30% of base compensation if the participant met or exceeded certain personal goals or goals established for his or her business unit. In no event, however, would any Named Executive Officer be entitled to receive a bonus in excess of that which would be earned based upon full satisfaction of the maximum EBITDA target for 2008. Based primarily upon the Company's actual EBITDA for 2008 of $163.2 million, payouts under the 2008 MIP totaled $4,986,835 and payments to individual participants ranged from $1,583 to $257,071.

        The Committee believes that the target levels established under the MIP for 2008 as described above were sufficiently difficult to achieve in order to provide a strong incentive for the MIP participants to improve the Company's performance during that year. The Committee also believes that such target levels did not encourage any MIP participant to cause the Company to take any excessive risks in connection with achieving those targets.

        Acting on the recommendation of the Compensation Committee, our Board of Directors adopted on December 9, 2008, a Management Incentive Plan which formalizes previous similar bonus programs and sets forth the terms and conditions under which the Committee will be authorized for 2009 and subsequent years to grant performance cash bonuses to management (other than the Chief Executive Officer), and other key employees. We anticipate that the Board's adoption of that Plan will likely result in future payment of performance-based cash bonuses to management (other than the Chief Executive Officer) and other key employees in ranges similar to the bonuses which the Committee approved for 2008 as described above. However, the Board's adoption of that Plan will further clarify the terms, conditions and other criteria for future granting by the Compensation Committee of cash bonuses on an annual basis.

        As described in this proxy statement under "CEO Annual Incentive Bonus Plan," the Compensation Committee of the Board of Directors and the full Board also adopted on March 9, 2009, subject to approval by the shareholders at the annual meeting, a CEO Annual Incentive Bonus Plan. If the shareholders approve such Plan, the Committee will have for each of the five years commencing with 2009 discretion (without additional action by the full Board) to set the performance criteria and the respective amounts (up to an aggregate maximum of $2,000,000 for any year) of the annual bonus (if any) which will be payable to the CEO based upon achievement of such criteria.

  Long-Term Equity Incentives

        The final element of compensation for executives (other than the Chief Executive Officer) is long-term equity incentives, designed to align the interests of participants with those of shareholders of the Company and to encourage retention of senior executives through periodic vesting. Prior to 2006 the Compensation Committee periodically issued equity awards to executives in the form of non-qualified stock options with typical 5-year vesting based upon continued employment. However, after a complete review of executive compensation in 2005, the Committee changed its previous practice of granting stock options and now uses restricted stock. Non-performance-based restricted stock, with vesting contingent upon continued employment, is usually limited to new hires. The Company granted one common stock award of 200 shares to one newly promoted executive officer during 2008.

        In 2006 the Committee began the use of performance-based restricted stock awards, issued under the Company's 2000 Stock Incentive Plan, as a form of long-term equity incentive. Under the Long Term Equity Incentive Program ("LTEIP") under which the Committee grants to members of the Strategic Management Council ("SMC") performance-based restricted stock awards with two-year targets and additional vesting based upon continued employment with the Company. On May 15, 2008, the Compensation Committee granted 91,556 shares of performance-based restricted stock awards under the 2008-2009 LTEIP to 74 members of the SMC, not including the Chief Executive Officer. An additional 1,024 shares of performance-based restricted stock awards were issued to an executive officer who joined the Company during the second half of the year. Depending upon the level of responsibility of a particular executive within the SMC, he or she was eligible to receive performance-based restricted stock awards valued at December 31, 2007 at 30%, 40% or 60% of base compensation. Each of the Named Executive Officers, other than the Chief Executive Officer, received the maximum 60%. There were two separate performance goals under the 2008-2009 LTEIP to be achieved by the end of 2009: revenue of $1.075 billion and EBITDA as a percentage of revenue ("EBITDA Margin") of 16.2%. If both goals had been achieved in 2008, 50% of the performance-based restricted stock awards would have vested on March 15, 2009, and 50% would have vested on December 15, 2010. The Company did not achieve either of its 2008-2009 goals during 2008. If both goals were to be achieved in 2009 (rather than 2008), the shares would vest as to 33% on March 15, 2010, 33% on December 15, 2010 and 34% on December 15, 2011. If neither goal were to be achieved by December 31, 2009, the performance-based restricted stock awards would be forfeited.

  Chief Executive Officer Compensation

        Acting on the recommendation of the Compensation Committee, the Company's Board of Directors set the salary for 2008 of the Company's Chief Executive Officer, Alan S. McKim, at $625,000. In March 2008, the Compensation Committee and the full Board also established specific goals and objectives which, if achieved during 2008, were intended to establish the basis for a potential performance bonus which would be paid to Mr. McKim in March 2009. These goals and objectives included revenue of $1.0 billion, EBITDA of $158 million, improvement of health, safety and compliance statistics, days of sales outstanding ("DSO") (based upon the time of payment of the Company's outstanding billings) of

65 days, a significant reduction through redemption or repurchase of the Company's outstanding senior secured notes, and expansion of the Company's solvent recycling and incineration capacity. Mr. McKim exceeded all of his goals for 2008 other than DSO (70 days). The Compensation Committee therefore recommended to the full Board a bonus for Mr. McKim of $850,000 for 2008. However, after reflecting upon the 2009 economic outlook for the economy and the Company's need to limit executive compensation, Mr. McKim declined to accept any bonus for 2008. As in past years and with the concurrence of Mr. McKim, the Compensation Committee and the full Board did not award Mr. McKim any equity incentive for 2008. This is based upon the belief that Mr. McKim is fully motivated by the large amount of founder stock which he already owns and the unwillingness of Mr. McKim to accept equity incentive awards similar to those made to other senior management.

        On March 9, 2009, the Compensation Committee and the full Board of Directors adopted, subject to shareholder approval, a CEO Annual Incentive Bonus Plan. If the shareholders approve such Plan, the Committee will have for each of the five years commencing with 2009 discretion (without additional action by the full Board) to set the performance criteria and the respective amounts (up to an aggregate maximum of $2,000,000 for any year) of the annual bonus (if any) which will be payable to the CEO based upon achievement of such criteria at either a threshold, target or maximum level.

  Accounting and Tax Considerations

        Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to the Named Executive Officers to the extent that annual compensation paid to any such officer exceeds $1 million unless such excess qualifies as "performance-based compensation" as defined in Section 162(m). In order to facilitate the Company's ability to fully deduct compensation paid to its executive officers, the Company amended in 2005 and 2007 the Company's 2000 Stock Incentive Plan so as to permit the Compensation Committee to structure stock option grants and restricted stock awards in a manner intended to allow the compensation arising from such grants and awards to qualify as "performance-based compensation." Since those amendments were approved by the Company's Board of directors and shareholders, the Compensation Committee has structured and intends to continue to structure any stock option grants and restricted stock awards in such a manner unless the Committee determines that such compliance would not be in the best interests of the Company or its shareholders.

        As described in the "Summary Compensation Table" below in this proxy statement, Mr. McKim, the Company's Chief Executive Officer, received for each of 2006 and 2007 a cash bonus based upon attainment of certain goals and objectives established and approved by the Compensation Committee and full Board at the beginning of those years, and the amount of such bonuses caused Mr. McKim's total cash compensation for each of 2006 and 2007 to exceed $1.0 million. While Mr. McKim requested that he not receive a bonus for 2008 and Mr. McKim's total compensation for 2008 was therefore less than $1.0 million, the Compensation Committee now believes it will likely recommend to the full Board to award Mr. McKim a bonus for 2009 or a subsequent year which would result in the aggregate amount of base salary and bonus to exceed $1.0 million. As described in this proxy statement under "CEO Annual Incentive Bonus Plan," the Committee and the full Board of Directors adopted on March 9, 2009, a CEO Annual Incentive Bonus Plan which, if such Plan is approved by the shareholders at the annual meeting, will be in effect for the five years commencing with 2009. Under such Plan, the Committee will have for each of such five years discretion (without additional action by the full Board) to set the performance criteria and the respective amounts (up to an aggregate maximum of $2.0 million for any year) of the annual bonus (if any) payable to the CEO based upon achievement of such criteria at either a threshold, target or maximum level. The purposes of the Plan are to provide an incentive each year for performance of the CEO by making a significant percentage of the CEO's total cash compensation dependent upon the level of corporate performance attained for the year, and to do so in a manner which preserves full deductibility of the bonus portion of the CEO compensation under Section 162(m) of the Code.

  Stock Ownership Guidelines

        The Board of Directors has established stock ownership guidelines for Directors and Executive Officers. Directors are expected to hold stock valued at three times their annual retainer within three years of becoming a director, Named Executive Officers and certain other high level executive officers are expected to hold stock valued at 150% of their base compensation, after having received five years of long term equity awards, and other executive officers are expected to hold stock valued at 50% of their base compensation within the same time period.

  Employment, Termination of Employment and Change of Control Agreements

        The Company does not have employment agreements with any of its executive officers. However, the Company does provide "change of control" protection under certain stock option and restricted stock award agreements granted to executive officers. Some of those agreements provide that options or restricted stock will fully vest upon a change of control, while others provide that if an employee is involuntarily terminated or experiences a change of position and a reduction in salary or relocation within 12 months of a change of control, the employee's options and restricted stock awards become fully vested.

        In 1998, the Company adopted an Executive Retention Plan ("Retention Plan"), for certain members of senior management. The Retention Plan provides for severance payments upon termination by the Company without "cause" in exchange for the executive's execution of a one-year non-competition agreement. For termination other than for cause and not related to a change in control, the severance agreement signed by executives participating in the Retention Plan provides for payment to the executive of base salary, offset by the amount of earnings from other employment obtained, for up to one year after termination of employment. The amount of such base salary will be at the rate in effect at the time of termination of employment, payable periodically in accordance with the Company's normal executive salary payment polices, plus up to one year of continued medical, dental, life insurance and other benefits, if any, available to the executive at the time of his or her termination of employment.

        Under the Retention Plan, in the event of a Change in Control (as defined in the Plan), an executive who participates in the Plan will receive severance benefits equal to one year's base salary and benefits if his or her employment with the Company is terminated for any reason within 30 days after a Change in Control. Also, an executive shall be entitled to receive the same severance benefits if the executive does not receive a position equal to the position that the executive held prior to the Change in Control or if the primary work location is not within 30 miles of such location prior to the Change in Control. If the executive accepts a position with the successor corporation after the Change in Control, and, within two years of the Change in Control, the executive's position changes so as not to be equal to his or her position prior to the Change in Control, then the executive shall be entitled to the same severance benefits. Under the Retention Plan, one year's base salary is payable within 30 days after termination of employment relating to a Change in Control.

  Report of Compensation Committee

        The following independent directors, who constitute the Compensation Committee, have reviewed the foregoing Compensation Discussion and Analysis with the Company's management and recommended that it be included in this proxy statement.

Daniel J. McCarthy, Chairman John D. Barr John P. DeVillars Lorne R. Waxlax

 Summary Compensation Table

        The following table sets forth compensation information for (i) the Chief Executive Officer, (ii) the Chief Financial Officer and (iii) the three other most highly compensated executive officers of the Company and its subsidiaries that were serving as executive officers at the end of 2008.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (1)	All Other Compensation (3)	Total
Alan S. McKim	2008	$625,000	—	—	—	—	$552	$625,552
Chairman of the Board,	2007	$533,333	$675,000	—	—	—	$552	$1,208,885
President and Chief	2006	$450,000	$650,000	—	—	—	$552	$1,100,552
Executive Officer
James M. Rutledge	2008	$350,000	—	$167,288	—	$292,001	$1,032	$810,321
Executive Vice President and	2007	$275,000	—	$187,353	—	$191,442	$1,182	$654,977
Chief Financial Officer	2006	$275,000	—	$155,537	—	$220,000	$46,850	$697,387
Eugene A. Cookson, Jr.	2008	$378,900	—	$102,928	—	$308,160	$552	$790,540
Executive Vice President –	2007	$360,000	—	$115,910	—	$250,615	$552	$727,077
Business Line Management*(4)	2006	$300,000	—	$60,001	$43,279	$240,000	$360	$643,640
Eric W. Gerstenberg	2008	$275,000	—	$81,211	$16,183	$220,000	$240	$592,634
Executive Vice President –	2007	$263,542	—	$96,585	$74,188	$186,903	$216	$621,434
Disposal Services*	2006	$241,667	—	$50,006	$1,152	$193,333	$216	$486,374
David M. Parry	2008	$275,000	—	$81,211	$4,046	$220,000	$4,732	$584,989
Executive Vice President –	2007	$261,458	—	$96,585	$18,547	$186,078	$5,025	$567,693
Sales and Services*	2006	$250,000	—	$50,006	$21,380	$200,000	$4,976	$526,362

*
Clean Harbors Environmental Services, Inc.

(1)
Except for the bonuses which the Company's full Board of Directors granted to Mr. McKim, the Chief Executive Officer, for 2007 and 2006, the Compensation Committee granted all of the bonuses to the named executive officers with respect to 2008, 2007 and 2006 pursuant to the management incentive program ("MIP") which the Committee approved for each such year. Except for cash bonuses granted under the MIP, the Company did not have during 2008, 2007 or 2006 any non-equity incentive plan, long-term cash incentive plan, pension plan or deferred compensation plan under which any of the named executive officers participated.

(2)
The fair value of stock and options awards is computed in accordance with FAS 123R.

(3)
2006 includes $46,298 reimbursement of relocation expenses for James M. Rutledge.

(4)
Mr. Cookson resigned from his position with the Company effective January 4, 2009.

 Grants of Plan-Based Awards

        The following table sets forth, for each of the executive officers named in the Summary Compensation Table, (i) the threshold, target and maximum of the potential cash bonuses which the Compensation Committee approved, subject to achievement of certain specified performance criteria, for payment during the first quarter of 2009 under the management incentive program ("MIP") for 2008, and (ii) the restricted and performance shares granted during 2008 under the Company's 2000 Stock Incentive Plan. The actual amounts of the cash bonuses under the MIP for 2008 which were paid, based on the extent of such achievement, to each of such executive officers are described above in the Summary Compensation Table. During 2008, there were no stock options, stock appreciation rights or other similar plan-based equity awards granted to such executive officers, and the only grants awarded to such executive officers under non-equity incentive plans potentially providing for future payouts were the rights described in the table to receive potential cash bonuses during the first quarter of 2009 pursuant to the MIP for 2008. Furthermore, no stock options or other awards to the named executive officers were repriced or otherwise modified during 2008.

					Restricted and Performance Stock Awards
		Potential Cash Bonuses Under MIP
						Grant Date Fair Market Value of Stock Awards(1)
Name	Grant Date	Threshold	Target	Maximum	No. Shares
Alan S. McKim	N/A	$—	$—	$—	—	N/A
James M. Rutledge	3/12/2008	$73,000	$219,000	$292,000	—	—
	5/15/2008	—	—	—	3,130	$196,442
Eugene A. Cookson, Jr.	3/12/2008	$77,040	$231,120	$308,160
	5/15/2008	—	—	—	4,097	$257,132
Eric W. Gerstenberg	3/12/2008	$55,000	$165,000	$220,000
	5/15/2008	—	—	—	3,130	$196,442
David M. Parry	3/12/2008	$55,000	$165,000	$220,000
	5/15/2008	—	—	—	3,130	$196,442

(1)
The fair value of the awards is computed in accordance with FAS 123R.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth the equity awards held at December 31, 2008 by each of the executive officers named in the Summary Compensation Table.

	Option Awards
	Number of Shares Underlying Unexercised Stock Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable			Stock Awards
Name			Option Exercise Price	Option Expiration Date	Number of Shares that Have Not Vested	Market Value of Shares that are not Vested
Alan S. McKim	—	—	—	—	—	—
James M. Rutledge	—	—	—	—	10,559	$669,863
Eugene A. Cookson, Jr.	—	—	—	—	5,962	$378,229
Eric W. Gerstenberg	—	—	—	—	4,683	$297,090
David M. Parry	8,500	—	$12.98	2/21/2013	4,683	$297,090

 Option Exercises and Stock Vested

        The following table shows for each of the executive officers named in the Summary Compensation Table the aggregate number of any options exercised, the value realized (market value of underlying shares on exercise minus the exercise price), and the number of restricted shares and the fair value of restricted shares vested during 2008. The high and low sales prices of the Company's Common Stock in 2008 were $82.99 and $44.11. The last sale price at year-end was $63.44. No stock appreciation rights ("SARs") were exercised during 2008 or held by such individuals at year-end.

	Options		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired or Vested	Value Realized on Vesting
Alan S. McKim	—	$—	—	$—
James M. Rutledge	—	—	3,430	$263,760
Eugene A. Cookson	—	—	622	$39,242
Eric W. Gerstenberg	8,000	$529,727	519	$32,744
David M. Parry	2,500	$183,470	519	$32,744

 Potential Payments Upon Termination or Change of Control

        The following table sets forth compensation information for (i) the Chief Executive Officer, (ii) the Chief Financial Officer, and (iii) the three other most highly compensated executive officers of the Company and its subsidiaries that were serving as executive officers at the end of 2008 with respect to potential payments upon termination of employment or change in control. The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive's employment had terminated or a change of control had occurred on December 31, 2008, given the named executive's compensation and service levels as of such date and, if applicable, based on the Company's closing stock price on that date.

Name	Benefit(1)	Before Change in Control Termination w/o Cause or for Good Reason(2)	Voluntary Termination	Change in Control(3)
Alan S. McKim	—	—	—	—
	—	—	—	—
	—	—	—	—
James M. Rutledge	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$669,863
	Key Employee Retention Plan	$365,000		$365,000	(4)
Eugene A. Cookson, Jr.	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$378,229
	Key Employee Retention Plan	$385,200		$385,200	(4)
Eric W. Gerstenberg	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$297,090
	Key Employee Retention Plan	$275,000	—	$275,000	(4)
David M. Parry	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$297,090
	Key Employee Retention Plan	$275,000	—	$275,000	(4)

(1)
The fair value of the stock options and restricted stock is computed using the December 31, 2008 stock price of $63.44.

(2)
Employee is eligible for payment of base salary until the first to occur of one year or earlier employment, as well as up to one year of continued medical, dental, life insurance and other benefits, if any, and $15,000 in out-placement services.

(3)
Employee is also eligible for up to one year of continued medical, dental, life insurance, other benefits, if any, and $15,000 in out-placement services.

(4)
Assumes employment is terminated either (i) for any reason within 30 days after a change of control or (ii) without cause within one year after a change of control.

Director Compensation

        The Company's policy during 2008 was to pay in cash to each non-employee director an annual retainer fee of $40,000 plus $2,000 for each Board meeting attended, $1,000 for each committee meeting attended, and $1,000 for each meeting of the Board or a committee conducted by telephone conference call. The Company also paid non-employee directors an additional $1,000 for serving on the Audit Committee, Compensation Committee or Corporate Governance Committee, $7,500 for serving as Chairman of the Audit Committee, and $5,000 for serving as Chairman of the Compensation Committee or Corporate Governance Committee. The Company also paid an additional $7,500 to the Lead Director. Directors were also reimbursed for the expenses they incurred in connection with service on the Board and its committees. The Company does not provide any pension or unqualified deferred compensation to any of its directors.

        For 2008 and each prior year commencing with 2002, the Company's 2000 Stock Incentive Plan provided that each director who was not an employee of the Company automatically received upon his or her election or re-election to the Board a grant of a ten-year (five-year for options issued before 2007) non-qualified stock option (a "Non-Discretionary Option") to purchase that number of shares of the Company's Common Stock determined by multiplying 2,000 by the number of years or fraction thereof for which the director was elected, at the market price of the Common Stock on the date of election. Non-Discretionary Options vested immediately as to the first 2,000 shares of any award and as to an additional 2,000 shares on each anniversary of the date of election. Awards to directors appointed to fill a vacancy on the Board for less than one year were prorated. During 2008, upon their election as directors to serve for a term of three years, each of Eugene Banucci, John F. Kaslow and Thomas J. Shields, the three non-employees elected as directors during such year, therefore each received a Non-Discretionary Option for 6,000 shares at the market price of $66.18 per share. However, on March 9, 2009, the Company's Board of Directors amended the 2000 Stock Incentive Plan to eliminate the automatic issuance of Non-Discretionary Options for non-employee directors elected (or re-elected) at the 2009 and subsequent annual meetings. Such change did not affect in any respect outstanding Non-Discretionary Options previously issued under the Plan or other awards which were previously or may hereinafter be granted to non-employee directors in accordance with the Plan.

        In accordance with the Company's 2000 Stock Incentive Plan, the Company's Board of Directors also awarded on May 15, 2008 to each of Company's non-employee directors 300 shares of common stock for serving as a director during such year. Such shares had a market value of $66.18 per share on the date of grant. In light of the amendment of that Plan on March 9, 2009 to eliminate the automatic issuance of Non-Discretionary Options to non-employee directors as described above, the Board of Directors also awarded on March 9, 2009, under the Plan to each of the two non-employee directors elected (or re-elected) at the 2009 annual meeting 900 shares of the Company's common stock and 1,800 restricted shares of common stock. The restricted shares for each such non-employee director will vest, provided that such non-employee director continues to serve in such capacity, 900 shares on the first anniversary of such election and 900 shares upon the second anniversary of such election.

        The following table describes the compensation paid by the Company to each of its non-employee directors during 2008:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)	All Other Compensation	Total
Eugene Banucci	$63,750	$19,854	$67,775	—	$151,379
John A. Barr	$62,750	$23,331	$17,018	—	$103,099
John P. DeVillars	$63,750	$23,331	$51,960	—	$139,041
John F. Kaslow	$65,750	$19,854	$70,325	—	$155,929
Daniel J. McCarthy	$84,250	$23,331	$51,960	—	$159,541
John T. Preston	$61,750	$23,331	$17,018	—	$102,099
Andrea Robertson	$63,750	$23,331	$51,960	—	$139,041
Thomas J. Shields	$83,250	$23,331	$67,775	—	$174,356
Lorne R. Waxlax	$76,750	$23,331	$17,018	—	$117,099

(1)
The fair value of stock options are computed and recorded in accordance with FAS 123R.

 CEO ANNUAL INCENTIVE BONUS PLAN
(Item 2 on Proxy Form)

        The shareholders are being asked to consider and approve the CEO Annual Incentive Bonus Plan (the "Plan"). The Plan was adopted by the Compensation Committee of the Board of Directors and the full Board on March 9, 2009, subject to approval by the shareholders at the Annual Meeting. The principal features of the Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the Plan, which is set forth as Appendix A to this proxy statement.

General

        The purposes of the Plan are to provide an incentive each year for performance of the Company's Chief Executive Officer ("CEO") by making a significant percentage of the CEO's total cash compensation dependent upon the level of his or the Company's performance attained for the year, and to do so in a manner which will allow full deductibility of the bonus portion of the CEO compensation expense under Section 162(m) of the Internal Revenue Code (the "Code").

        Section 162(m) generally limits the Company's federal income tax deduction for total compensation paid to each of certain executive officers, including the CEO, in any year to $1 million unless any excess over $1 million qualifies as "performance-based compensation" as defined in Section 162(m). As described above in this proxy statement under "Compensation Discussion and Analysis – Chief Executive Officer Compensation," and "Summary Compensation Table," the Company's Board of Directors, acting on recommendations from the Board's Compensation Committee, awarded for each of 2007 and 2006 to Alan McKim, the Chief Executive Officer, cash bonuses based on his attainment of specific goals and objectives approved by the Committee and the full Board at the beginning of each year. The amount of such bonuses were $650,000 for 2006 and $675,000 for 2007. The bonuses paid to Mr. McKim for 2007 and 2006 were determined (upon recommendation from the Compensation Committee) by the full Board, as opposed to solely by a committee composed of not less than two "outside directors" (as that term is defined in Section 162(m)), the Board retained discretion during each such year to vary the amount of the bonus based on its evaluation of the CEO's individual performance, and those bonuses were not paid under a plan which had been approved by the shareholders. Such bonuses therefore did not qualify as "performance-based compensation" as defined in Section 162(m). Because the combined base salary and bonus of the Chief Executive Officer for each of 2006 and 2007 ($1,100,552 for 2006 and $1,208,885 for 2007) was in excess of $1,000,000, Section 162(m) prohibited the Company from deducting in either such year the amount of such excess for federal income tax purposes.

        As also described above under "Compensation Discussion and Analysis – Chief Executive Officer Compensation," Mr. McKim declined any cash bonus for 2008, and therefore Mr. McKim's total compensation for 2008 was below $1.0 million. The Compensation Committee now believes, however, that the Committee will likely recommend that the full Board of Directors grant cash bonuses to Mr. McKim in future years (which Mr. McKim may accept) that will cause his total compensation for those years to exceed $1.0 million. In such case, the limit on deductibility under Section 162(m) would become applicable to 2009 and subsequent years unless the amount of such excess qualifies as "performance-based compensation" as defined in Section 162(m). In addition to making a significant portion of the CEO's total compensation for 2009 and subsequent years dependent upon achievement of specific performance criteria established by the Compensation Committee in the first quarter of each year, the Plan is intended to conform the determination of the annual CEO incentive bonus to the requirements of Section 162(m) of the Code, and thereby allow full deductibility of the bonus portion of the CEO's compensation which would otherwise exceed the Section 162(m) cap.

Administration

        The Plan will be administered by the Compensation Committee (the "Committee") of the Company's Board of Directors, which is appointed by the full Board of Directors and consists of not less than two members of the Board, each of whom must be both an "outside director" as defined in Section 162(m) of the Code and an "independent director" under the listing requirements of the New York Stock Exchange. As now constituted, the Committee consists of Daniel J. McCarthy, Chairman, John D. Barr, John P. DeVillars and Lorne R. Waxlax, although Mr. Barr will cease to serve on the Committee at the time of the Annual Meeting because of his decision not to stand for re-election as a Class II director.

Annual Incentive Bonuses

        Under the Plan, the CEO's annual incentive bonuses (not to exceed $2,000,000 for any one year) will be earned by the CEO or the Company meeting certain Performance Criteria selected by the Committee for each year the Plan is in effect. For each such Performance Criteria, the Committee may also determine Threshold and Maximum levels of achievement, and the respective amounts of bonus which may potentially be earned based on each such level of achievement. If the Committee establishes Threshold and Maximum levels of achievement for any Performance Criteria, the Committee shall also determine how the amount of the potential bonus associated with such Criteria shall be determined if the actual level of achievement relating to such Criteria during any Plan year is between such Threshold and Maximum levels. Under the Plan, the Performance Criteria may be based on one or more of the following: the Company's consolidated revenues, consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA"), ratio of EBITDA to consolidated revenues ("EBITDA Margin"), earnings per share, health, safety and compliance statistics ("HSC Compliance"), cost reductions, days of sales outstanding ("DSO") (based upon the time of payment of the Company's outstanding billings), hiring of key executive officers, succession planning, financing or refinancing results, or implementation or expansion of a new line of business or programs. The Plan provides that, for purposes of the Performance Criteria, the Company's "EBITDA" will be calculated in accordance with the Company's then outstanding credit agreement, which term now corresponds to the Company's "Adjusted EBITDA" as reported in its public filings. Such Performance Criteria may be based on an absolute performance under such measure for the year and/or upon a comparison of such performance with the performance in a prior period or the performance of a peer group.

        On or before the 90th day of each year, the Committee will determine the Performance Criteria for such year and the respective amounts of bonus which can potentially be earned at each of a Threshold and Maximum level of achievement for each such Criteria. If the Committee establishes Threshold and Maximum levels of achievement for any Performance Criteria, the Committee shall also determine how the amount of the potential bonus associated with such Criteria shall be determined if the actual level of achievement relating to such Criteria during any Plan year is between such Threshold and Maximum levels. The Performance Criteria and the related levels of achievement, as established by the Committee, must be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Performance Criteria at each level have been achieved and (2) the total dollar amount of the bonus for each year which has been earned based on such performance. Once the Committee has established for any year the Performance Criteria and the related Threshold and Maximum levels of achievement, the Committee may not thereafter change those Criteria or levels for that year, except to the extent that the Committee determines that such a change (either an increase or a decrease) is necessary to adjust for significant developments such as a material acquisition or divestiture or changes in accounting methods as determined under generally accepted accounting principles which affect the calculation of such Criteria or levels and which become effective during the year.

        Within 75 days following the end of each year, the Committee will determine and certify in writing to the full Board whether or not each of the Performance Criteria has been satisfied and, if so, at what level, and the amount, if any, of the total bonus payable to the CEO. The Committee may decrease, but may not increase, the amount of the potential bonus for each Performance Criteria as calculated pursuant to the terms originally established by the Committee. The amount of the total bonus earned, as certified by the Committee, will be payable to the CEO on or before March 15 of the year following the award year.

Term of the Plan

        If approved by the shareholders at the annual meeting, the Plan will continue in effect through the year ending December 31, 2013, unless sooner terminated by the Board or the Board's Compensation Committee. The Board or the Compensation Committee may amend, suspend or terminate the Plan at any time, except that no amendment shall be made without shareholder approval if shareholder approval is necessary for bonuses payable under the Plan to qualify as "performance based compensation" under Section 162(m) of the Code.

2009 Annual Incentive Bonus

        Subject to shareholder approval of the Plan, the Committee established on March 25, 2009, the terms of the potential CEO annual incentive bonus for 2009. Such terms are generally similar to those which the full Board of Directors used to determining the potential 2008 CEO cash bonus, as described above in the Compensation Committee Report. The respective amounts of the bonus which may be earned at the Threshold, Target and Maximum levels established by the Committee for 2009 are as follows:

	BONUS LEVEL
Performance Criteria	Threshold Level	Target Level	Maximum Level
Revenues	$47,500	$118,750	$190,000
EBITDA	142,500	356,250	570,000
HSC Compliance	95,000	190,000	190,000

TOTAL	$285,000	$665,000	$950,000

Miscellaneous

        Should Alan McKim cease for any reason to serve as the Company's CEO during the five-year period during which the Plan (if approved by the shareholders) will remain in effect, the Plan limits the maximum amount of annual incentive bonuses which may be paid with respect to the services of Mr. McKim and all other persons serving as CEO in any such fiscal year to $2,000,000. This limitation is intended to assure that any performance bonuses which a successor CEO might receive for any year during such period would qualify for deduction under Section 162(m) without the need for an additional shareholder vote as long as the Performance Criteria for that year are satisfied and the aggregate performance bonuses paid to Mr. McKim and such successor for that year do not exceed $2,000,000.

        A CEO may receive a pro rata portion of an annual incentive bonus otherwise earned by the Company's performance if the CEO's employment terminates during the year due to death, disability or retirement. An individual who becomes CEO during the year may receive a pro rata award based on the original terms of the bonus, or the Committee may establish separate bonus terms based on the Company's performance for all or part of the remainder of the year. If a change in control, as defined in the Plan, occurs during a year for which Performance Criteria have been established, the Performance Criteria will be deemed to have been achieved at the midpoint between the Threshold and Maximum levels, and a pro rata portion of the annual incentive bonus so determined for that year shall be payable immediately. Except as set forth above in this paragraph, an individual must be employed as CEO during the entire fiscal year in order to earn an annual incentive bonus for that year under the Plan.

Vote Required for Approval

        Approval of the Plan will require the affirmative vote of the holders of a majority of the shares of Common Stock represented and cast at the meeting. Abstentions on the proposal to approve the Plan (whether by reason of marking the "abstain" box on a proxy card or as a result of broker "non-votes") will not be taken into account in the voting. If the Plan is not approved by the shareholders, the Company's Board of Directors anticipates that it will likely continue to grant bonuses to the CEO similar to those paid for 2006 and 2007, as described above. However, under Section 162(m) of the Code, to the extent such bonus causes the total base compensation and bonus paid to the CEO for any year to exceed $1,000,000, the amount of such excess will not be deductible by the Company for federal income tax purposes.

        The Board of Directors recommends that shareholders vote "FOR" approval of the CEO Annual Incentive Bonus Plan. Unless otherwise specified thereon, proxies received in the accompanying form will be voted in favor of approval of the Plan.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

        The Company's independent registered public accounting firm is selected by the Audit Committee of the Board of Directors. The Audit Committee has selected Deloitte & Touche LLP ("Deloitte") to serve as the Company's independent registered public accounting firm for the year ending December 31, 2009. Deloitte served as the Company's independent registered public accounting firm for the years ended December 31, 2008, 2007 and 2006. Representatives of Deloitte are expected to be present at the Annual Meeting to respond to appropriate questions and have the opportunity to make a statement if they so desire.

        In deciding to engage Deloitte, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Deloitte and concluded that Deloitte has no commercial relationship with the Company that would impair its independence.

        During the two most recent fiscal years of the Company ended December 31, 2008, the Company did not consult with Deloitte regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Audit and Related Fees

        In addition to retaining Deloitte to audit the Company's consolidated financial statements for the two years ended December 31, 2008, the Company and its subsidiaries retained Deloitte to provide tax and certain other services for 2008 and 2007. The aggregate fees and expenses billed for 2008 and 2007 for these services were as described in the following table:

	For the Year
	2008	2007(1)
Audit Fees	$2,695,724	$2,644,461
Tax Fees	480,161	557,879
All Other Fees	3,500	123,272

	$3,179,385	$3,325,612

    (1)
    The 2007 audit fees were increased by (i) $334,745 due to additional fees relating to the audit of the 2007 financial statements which were billed by Deloitte in May 2008 after the filing of the proxy statement for the 2008 annual meeting and (ii) $42,013 due to reclassifying the Audit-Related Fees into Audit Fees to be consistent with the 2008 presentation.

        Audit Fees ($2,695,724 for 2008 and $2,644,461 for 2007) include fees and expenses for services rendered in connection with the audits of the Company's consolidated annual financial statements and internal controls over financial reporting, reviews of quarterly financial statements included in the Company's Form 10-Q reports, and services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or review of the financial statements and internal controls over financing reporting, and the preparation of an annual "management letter" on internal control matters.

        Tax Fees ($480,161 for 2008 and $557,879 for 2007) include fees and expenses for tax planning, U.S. and foreign tax compliance, applications for tax credits and accounting method changes and other general consultation and advice.

        All Other Fees ($3,500 for 2008 and $123,272 for 2007) include fees and expenses for services which do not fall within the categories described above. A significant portion of such services were related to due diligence in connection with acquisitions.

        The Audit Committee of the Board of Directors follows procedures designed to ensure that all audit and permitted non-audit services provided by the Company's independent registered public accounting firm are pre-approved by the Audit Committee. All of the services described above for 2008 and 2007 were pre-approved by the Audit Committee. The Audit Committee has discussed these matters with the Company's independent registered public accounting firm. The Audit Committee also monitors the Company's compliance with restrictions put in place to continue to ensure that the services provided by the Company's independent registered public accounting firm are consistent with the maintenance of that firm's independence in the conduct of its auditing functions.

Audit Committee Report

        The Audit Committee of the Board of Directors (the "Committee") is now comprised of the four directors named below. The Company's Board of Directors has determined that each member of the Committee is an independent director (as independence is defined in the listing standards of the New York Stock Exchange applicable to membership on audit committees). In addition, the Company's Board of Directors has determined, based upon their education and experience, that each of Andrea Robertson and Thomas J. Shields is an "audit committee financial expert" as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934. The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. A copy of that charter, as most recently revised by the Board of Directors on December 9, 2008, is available on the Company's website at www.cleanharbors.com. The Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements, and with the Company's independent registered public accounting firm. The Company's independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company's audited financial statements with generally accepted accounting principles and on the Company's internal controls over financial reporting. The Committee has discussed with the Company's independent registered public accounting firm, which was Deloitte & Touche LLP ("Deloitte") for 2008 and 2007, the matters that are required to be discussed by applicable standards of the PCAOB, including Statement on Auditing Standards No. 61, "Communication with Audit Committees", as amended, and as adopted by the Public Company Accounting Oversight Board ("PCAOB"), as well as Rule 2-07 of Regulation S-X of the SEC – "Communication with Audit Committees." Deloitte have also provided to the Committee their letter required by PCAOB Ethics and Independence Rule 3526, "Communications with Audit Committees Concerning Independence," and the Committee discussed with Deloitte the firm's independence. The Committee also considered whether the provision by Deloitte of non-audit related services, which for 2008 and 2007 consisted primarily of tax services, is compatible with the independence standard.

        Based on the considerations referred to above, the Committee recommended to the Board of Directors that the financial statements audited by Deloitte for 2008 and 2007 be included in the Company's Annual Report on Form 10-K for 2008, and the Committee has appointed Deloitte as the Company's independent registered public accounting firm for 2009. The foregoing report is provided by the following independent directors, who constitute the Audit Committee.

                                Thomas J. Shields, Chairman
                                Eugene Banucci
                                John F. Kaslow
                                Andrea Robertson

 PERFORMANCE GRAPH

        The following graph compares the five-year return from investing $100 in each of Clean Harbors, Inc. common stock, the NASDAQ Market Index, the S&P Midcap Index, and an index of environmental services companies compiled by CoreData. Although Clean Harbors, Inc. common stock commenced trading on the New York Stock Exchange on December 15, 2008, the NASDAQ Market Index was used (as in the Company's proxy statements for prior years) as a comparable index because Clean Harbors, Inc. common stock traded on The NASDAQ Global Market for substantially all of the five-year period described in the graph. The environmental services group used by CoreData includes all companies whose listed line-of-business is SIC Code 4953 (refuse systems), and assumes reinvestment of dividends on the ex-dividend date. An index compares relative performance since a particular starting date. In this instance, the starting date was December 31, 2003, when the Company's common stock closed at $8.91 per share.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
AMONG CLEAN HARBORS, INC.,
NASDAQ MARKET INDEX, S&P MIDCAP INDEX AND SIC CODE INDEX

ASSUMES $100 INVESTED ON JAN. 1, 2004
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2008

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons (except for certain institutional investors) who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of those reports are to be furnished to the Company. Based solely on its review of copies of the reports received by it, or written representations from certain reporting persons, the Company believes that during 2008 such filing requirements were satisfied on a timely basis, except that John Beals, Simon Gerlin, Eric Gerstenberg, William O'Connor and Darren Scandone each filed a late Form 4.

 SHAREHOLDER PROPOSALS

        Proposals which qualified shareholders intend to present at the 2010 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting no later than January 15, 2010.

        Shareholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2010 Annual Meeting, and shareholders of record who intend to submit nominations for directors at the meeting, must provide written notice. Such notice should be addressed to the Secretary and received at the Company's principal executive offices not later than January 15, 2010. The written notice must satisfy certain requirements specified in the Company's By-Laws. A copy of the By-Laws as now in effect is available over the Internet at the SEC's website at http://www.sec.gov as Exhibit C to the proxy statement for the Company's annual meeting of shareholders held on May 12, 2005, and may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.

OTHER INFORMATION

        Copies of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including the financial statements and financial statement schedules, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through the Company's website (www.cleanharbors.com) as soon as reasonably practicable after the Company's electronically files the material with or furnishes it to the SEC. Or you can find the Company's filings on the website maintained by the SEC at www.sec.gov. The Company's Corporate Governance Guidelines, the charters of the committees of the Board, and Code of Conduct, which applies to all of our directors, employees and officers, including the Chief Executive Officer and Chief Financial Officer, are also available on the website. Printed copies of these materials are available free of charge (except for the costs of duplication and mailing in the case of exhibits to such documents) to stockholders who request them in writing from Clean Harbors, Inc., 42 Longwater Drive, Norwell, Massachusetts 02061, telephone (781) 792-5000, Ext. 4454. Information on the Company's website or connected to it is not incorporated by reference into this proxy statement.

OTHER MATTERS

        Except for the matters set forth above, management knows of no other matter which is to be brought before the meeting, but if any other matter shall properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matter.

                      By Order of the Board of Directors,

                      C. Michael Malm, Secretary

April 6, 2009

        THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

 Appendix A

CLEAN HARBORS, INC.
ANNUAL CEO INCENTIVE BONUS PLAN

1.     Purposes.

        The purpose of the Clean Harbors, Inc. Annual CEO Incentive Bonus Plan (the "Plan") is to provide each year an incentive for performance of the Company's Chief Executive Officer ("CEO") by making a significant percentage of the CEO's total CEO compensation dependent upon the level of corporate performance attained for the year, and to do so in a manner which will allow full deductibility of the bonus portion of the CEO compensation expense under Section 162(m) of the Internal Revenue Code (the "Code").

2.     Definitions in Last Section.

        Unless defined where the term first appears in the Plan, capitalized terms shall have the respective meanings set forth in Section 6.

3.     CEO Annual Incentive Bonus.

        (a)   Establishment of Potential Annual Incentive Bonus.    On or before the 90th day of each Plan Year, the Committee shall determine and set forth in writing the Performance Criteria for such Plan Year, and, where deemed appropriate by the Committee, Threshold and Maximum Levels of Achievement for each such Performance Criteria, and the respective amounts of bonus which can potentially be earned based on attainment of each such Level of Achievement. If the Committee establishes Threshold and Maximum Levels of Achievement for any Performance Criteria, the Committee shall also determine how the amount of the potential bonus associated with such Criteria shall be determined if the actual level of achievement relating to such Criteria during any Plan Year is between such Threshold and Maximum Levels. Each of the Performance Criteria and the Levels of Achievement must be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Performance Criteria at each such Level of Achievement has been achieved and (2) the total dollar amount of the Bonus (if any) for each Plan Year which has been earned based on such performance. Once the Committee has established for any Plan Year the Performance Criteria and the related Levels of Achievement, the Committee may not thereafter change those Criteria or Levels for that year, except to the extent that the Committee determines that such a change (either an increase or a decrease) is necessary in order to adjust for effects of extraordinary events (such as a material acquisition or divestiture or changes in accounting methods as determined under generally accepted accounting principles) which affect the calculation of such Criteria or Levels and which become effective during such Plan Year.

        (b)   Determination and Certification of Incentive Bonus Amount.    Within 75 days following the end of each Plan Year, the Committee shall determine and certify in writing to the Board whether or not each of the Performance Criteria has been satisfied and, if so, at what Level of Achievement, and the amount, if any, of the total Annual Incentive Bonus payable to the CEO. The Committee may decrease, but may not increase, the amount of the potential Annual Incentive Bonus for each Performance Criteria as calculated pursuant to the terms originally established by the Committee. The amount of any Annual Incentive Bonus, as so certified by the Committee, shall be communicated in writing to the CEO and shall be payable to the CEO as provided in Section 3(f).

        (c)   Definition of Accounting Terms.    Unless otherwise so determined by the Committee and reflected in the terms of the potential Annual Incentive Bonus established pursuant to Section 3(a), accounting terms used by the Committee in establishing the Performance Criteria and the Levels of Achievement shall be defined, and the results based thereon shall be measured, in accordance with generally accepted accounting principles as applied by the Company in preparing its consolidated financial statements and related financial disclosures for the Plan Year, as included in its reports filed with the Securities and Exchange Commission. Notwithstanding the foregoing, the term "EBITDA" shall be calculated in accordance with the Company's then outstanding credit agreement.

        (d)   Maximum Annual Incentive Bonus.    The maximum amount of the Annual Incentive Bonus payable to all Participants serving as CEO in any fiscal year of the Company shall be limited to $2,000,000.

        (e)   Employment Requirement for Annual Incentive Bonus Payment and Exceptions Thereto.

          (i)    Except as provided in Section 3(e)(ii), payment of an Annual Incentive Bonus to a Participant for a Plan Year shall be made only if, and to the extent that, the foregoing requirements of this Section 3 have been met with respect to that Plan Year and, except as set forth in Section 3(g), only if the Participant has been employed by the Company as its CEO for the entire Plan Year (from the first day of the Plan Year through the last day of the Plan Year).

          (ii)    If, under circumstances described in this Section 3(e)(ii), a Participant has been employed by the Company as CEO for only part of a Plan Year, a pro-rata Annual Incentive Bonus shall be paid to the Participant. The pro-rata Annual Incentive Bonus shall be calculated by multiplying the Annual Incentive Bonus which would be payable if such employment had been for the entire Plan Year by a fraction, the numerator of which shall be the Participant's days of such employment during the Plan Year (except as provided in Section 3(e)(ii)(D)) and the denominator of which shall be 365. The circumstances under which such a pro-rata Annual Incentive Bonus shall become payable with respect to a Plan Year are the following:

            (A)   the Participant's employment terminated during the Plan Year under circumstances which qualify the Participant for retirement (including early retirement) under the Company's Section 401(k) Plan (or any successor plan thereto);

            (B)   the Participant died during the Plan Year;

            (C)  the Participant became CEO of the Company during the Plan Year and remained so employed on the last day of the Plan Year; or

            (D)  the Participant was disabled (within the meaning of the Company's long-term disability plan) during part of the Plan Year, in which event the numerator of the fraction used to calculate the pro-rata Annual Incentive Bonus shall be either the days of the Plan Year during which the Participant was actively at work or such other number (which shall not be more than 365) as is determined by the Committee in its sole discretion.

        (f)    Time of Payment; Termination for Cause.    Except as provided in Section 3(g), any Annual Incentive Bonus to which a CEO becomes entitled under this Section 3 with respect to a Plan Year shall be paid in a lump sum cash payment as soon as practicable after the amount thereof is determined by the Committee, but not later than the March 15th immediately following completion of the Plan Year. Notwithstanding any of the foregoing provisions of the Plan, if the employment of a Participant has been terminated for cause (as determined in the sole discretion of the Committee prior to the occurrence of any Change in Control) at any time before the Company has paid the Participant's Annual Incentive Bonus with respect to a Plan Year, no Annual Incentive Bonus shall be paid to the Participant with respect to such Plan Year. For purposes of the Plan, after a Change in Control has occurred, the Committee shall have no power to determine that a termination of a Participant's employment was made for cause.

        (g)   Change in Control.    Notwithstanding any other provision of the Plan to the contrary, (i) if a Change in Control of the Company shall occur following completion of a Plan Year as to which the actual Annual Incentive Bonus to be paid has been determined but such Bonus has not yet been paid, such Bonus shall be paid immediately in cash, (ii) if a Change in Control shall occur following completion of a Plan Year as to which the actual Bonus to be paid has not yet been determined, such Annual Incentive Bonus shall be immediately determined and paid in cash, and (iii) if a Change in Control shall occur during a Plan Year as to which a potential Annual Incentive Bonus has been established but the actual Annual Incentive Bonus to be paid has not yet been determined, such Plan Year shall be deemed to have been completed, each of the Performance Criteria shall be deemed to have been satisfied at the midpoint between the Threshold and Maximum Levels of Achievement, and a pro rata portion of the Annual Incentive Bonus so determined for such partial Plan Year (based on the number of full and partial months which have elapsed with respect to such Plan Year) shall be paid immediately in cash to the Participant.

4.     Administration.

        The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan including, without limitation, to construe and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations deemed necessary or advisable for the administration of the Plan.

        The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, any Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

        No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Annual Incentive Bonus hereunder.

5.     General Provisions.

        (a)   No Right to Continued Employment.    Nothing in the Plan or in any potential Annual Incentive Bonus hereunder shall confer upon any Participant the right to continue in the employ of the Company either as CEO or in any other capacity or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

        (b)   Withholding Taxes.    The Company shall deduct from all payments under the Plan any taxes required to be withheld by federal, state or local governments.

        (c)   Amendment and Termination of the Plan.    The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. Additionally, the Committee may make such amendments as it deems necessary to comply with Section 162(m) of the Code or other applicable laws, rules and regulations. Notwithstanding the foregoing, no amendment of the Plan shall be made without shareholder approval if shareholder approval of the amendment is necessary for each Annual Incentive Bonus under the Plan to continue to qualify as "performance-based compensation" under Section 162(m) of the Code.

        (d)   Participant Rights.    No Participant in the Plan for a particular Plan Year shall have any claim to be granted any Annual Incentive Bonus under the Plan for any subsequent Plan Year. Furthermore, there is no obligation for uniformity of treatment of Participants in the event that more than one Participant shall potentially be entitled to receive an Annual Incentive Bonus with respect to any Plan Year or any subsequent Plan Year.

        (e)   Unfunded Status of Annual Incentive Bonuses.    The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments which at any time are not yet made to a Participant with respect to an Annual Incentive Bonus, nothing contained in the Plan or any related document shall give any such Participant any rights that are greater than those of a general creditor of the Company.

        (f)    Nonalienation of Benefits.    No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No potential right to receive any Annual Incentive Bonus hereunder shall in any manner be subject to any debts, contracts, liabilities, or torts of the person potentially entitled to receive such right or interest.

        (g)   Governing Law.    The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

        (h)   Effective Date and Shareholder Approval.    The effective date of the Plan shall be January 1, 2009, provided that the adoption of the Plan is approved by a majority of the votes cast at a meeting of the shareholders of the Company duly held following such date at which a quorum representing a majority of the outstanding voting stock of the Company is, either in person or by proxy, present and entitled to vote. Although the terms of a potential Annual Incentive Bonus may be established by the Committee prior to such shareholder approval of the Plan, any such Bonus shall be subject to such shareholder approval being obtained, and no payments in respect of such Bonus shall be made prior to or in the absence of such shareholder approval. Subject to such approval by the shareholders, the Plan shall continue in effect until the Plan Year ending December 31, 2013, unless earlier terminated by the Board or the Committee.

6.     Definitions.

        The following terms, as used herein, have the following meanings:

(a)
"Annual Incentive Bonus" means any Annual Incentive Bonus to which a Participant may become entitled pursuant to the Plan; provided, however, that the establishment by the Committee of a potential Annual Incentive Bonus with respect to a Participant pursuant to Section 3(a) does not, by itself, entitle the Participant to payment of any such Bonus until such Bonus has been earned and becomes payable pursuant to other provisions hereof.

(b)
"Beneficial Owner" has the meaning set forth in Rule 13d-3 under the Exchange Act.

(c)
"Board" means the Board of Directors of the Company.

(d)
"Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred during the term of the Plan:

          (i)    any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates (which term shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act)) representing 30% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

          (ii)    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who on the effective date of the Plan constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the effective date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

          (iii)   there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 51% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or

          (iv)   the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 51% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(e)
"Chief Executive Officer" or "CEO" means the Chief Executive Officer of the Company.

(f)
"Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

(g)
"Committee" means the Compensation Committee of the Board, which shall consist during the term of the Plan of not less than two members of the Board, each of whom, at the time of appointment to the Committee and at all times during service as a member of the Committee, shall be both (i) an "outside director," as then defined under Section 162(m) of the Code and (ii) an "independent director" within the meaning of the listing requirements of the primary stock exchange on which the common stock of the Company may then be listed.

(h)
"Company" means Clean Harbors, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts, or (except as used in the definitions of Change in Control and Person in this Section 6) any successor corporation.

(i)
"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

(j)
"Levels of Achievement" mean a Threshold Level of Achievement and a Maximum Level of Achievement which may be established by the Committee with respect to any Performance Criteria for each Plan Year.

(k)
"Maximum Level of Achievement" means a specified level of achievement of a Performance Criteria applicable to a Plan Year which must be attained for the maximum portion of an Annual Incentive Bonus, which is based on achievement of that Performance Criteria, to be earned.

(l)
"Participant" means an individual serving as CEO of the Company for whom a potential Annual Incentive Bonus is established by the Committee with respect to the relevant Plan Year.

(m)
"Performance Criteria" means one or more pre-established, objective measures of performance by the Company during a Plan Year selected by the Committee in its discretion to determine whether an Annual Incentive Bonus has been earned in whole or in part. Performance Criteria may be based on one or more of the following: the Company's consolidated revenues, consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA"), ratio of EBITDA to consolidated revenues ("EBITDA Margin"), earnings per share, health, safety and compliance statistics ("HSC Compliance"), cost reductions, days of sales outstanding ("DSO") (based upon the time of payment of the Company's outstanding billings), hiring of key executive officers, succession planning, financing or refinancing results, or implementation or expansion of a new line of business or programs. Such Performance Criteria may be based on the Company's absolute performance under such measure for the year and/or upon a comparison of such performance with the performance of the Company in a prior period or the performance of a peer group of companies.

(n)
"Person" has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) any individual or entity (including the trustees (in such capacity) of any such entity which is a trust) which as of January 1, 2009 is, directly or indirectly, the Beneficial Owner of securities of the Company representing 5% or more of the combined voting power of the Company's then outstanding securities or any Affiliate of any such individual or entity, including, for purposes of this Plan, any of the following: (A) any trust (including the trustees thereof in such capacity) established by or for the benefit of any such individual; (B) any charitable foundation (whether a trust or a corporation, including the trustees or directors thereof in such capacity) established by any such individual; (C) any spouse of any such individual; (D) the ancestors (and spouses) and lineal descendants (and spouses) of such individual and such spouse; (E) the brothers and sisters (whether by the whole or half blood or by adoption) of either such individual or such spouse; or (F) the lineal descendants (and their spouses) of such brothers and sisters.

(o)
"Plan" means this Clean Harbors, Inc. CEO Annual Incentive Bonus Plan, as amended from time to time.

(p)
"Plan Year"means the Company's fiscal year, except that if a Participant becomes the CEO during a fiscal year, the Committee may establish a Plan Year for such Participant consisting of all or part of the remainder of such fiscal year. In case of a Plan Year which is less than a full calendar year, the Committee shall establish the terms of the potential Annual Incentive Bonus, as provided in Section 3(a), before 25% of such Plan Year has elapsed.

(q)
"Threshold Level of Achievement" means a minimum level of achievement of a Performance Criteria applicable to a Plan Year which must be attained for the minimum level of an Annual Incentive Bonus which is based on achievement of that Performance Criteria to be earned.

CLEAN HARBORS, INC.

This Proxy Is Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints Alan S. McKim, James M. Rutledge and C. Michael Malm, and each of them acting solely, with full power of substitution, as the true and lawful attorney-in-fact and proxy for the undersigned to vote all shares of Common Stock of Clean Harbors, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., local time, on Monday, May 11, 2009, at the Company's headquarters at 42 Longwater Drive, Norwell, Massachusetts, or any adjournment thereof, hereby revoking any proxies heretofore given. Each such proxy is hereby directed to vote upon the matters set forth on the reverse side hereof and, in his own discretion, upon such other matters as may properly come before the meeting.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

CLEAN HARBORS, INC.

May 11, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting, Proxy Statement, Proxy Card, and 2008 Annual Report on Form 10-K, are available on our website at – www.cleanharbors.com/annualmeeting.

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.
To elect the nominees listed below as Class II directors of the Company for a three-year term, until the 2012 Annual Meeting of Shareholders and until their respective successors shall be duly elected:

  NOMINEES:

☐	FOR ALL NOMINEES
☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES
☐	FOR ALL NOMINEES EXCEPT	☐	Alan S. McKim
		☐	John T. Preston
		☐	Lorne R. Waxlax
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL NOMINEES EXCEPT" and fill in the box next to each nominee you wish to withhold, as shown here: ☒		☐	FOR	☐	AGAINST	☐	ABSTAIN
2.	To approve the CEO Annual Incentive Bonus Plan	☐	FOR	☐	AGAINST	☐	ABSTAIN

        This proxy, when properly executed, will be voted in the manner directed above. If no direction is made, this proxy will be voted for the election of all nominees and for approval of the CEO Annual Incentive Plan.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

        Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

PROXY STATEMENT
PROXY SOLICITATION
INFORMATION AS TO VOTING SECURITIES
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS (Item 1 on Proxy Form)
COMPENSATION DISCUSSION AND ANALYSIS
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Potential Payments Upon Termination or Change of Control
CEO ANNUAL INCENTIVE BONUS PLAN (Item 2 on Proxy Form)
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PERFORMANCE GRAPH
COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN AMONG CLEAN HARBORS, INC., NASDAQ MARKET INDEX, S&P MIDCAP INDEX AND SIC CODE INDEX
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
OTHER INFORMATION
OTHER MATTERS
  Appendix A
CLEAN HARBORS, INC. ANNUAL CEO INCENTIVE BONUS PLAN